Exhibit 99.1

InnerWorkings, Inc. Announces Third Quarter 2007 Results

Record Net Income Reflects 70% Year-Over-Year Growth;
Company Updates Revenue Guidance

Chicago, IL, November 7, 2007 — InnerWorkings, Inc. (NASDAQ: INWK), a leading provider of managed print solutions to corporate clients in the United States, today reported record results for the three months ended September 30, 2007.

Quarterly Highlights:

•                  Revenue grew 73 percent versus the third quarter of 2006 to a record $72.1 million.

•                  Operating income rose 60 percent to $5.8 million, up from $3.6 million in the third quarter of 2006.

•                  Net income increased 70 percent to $4.0 million, up from $2.4 million in the third quarter of 2006.

•                  Year-over-year enterprise revenue increased 51 percent to $47 million.

•                  During the quarter the Company added five new enterprise clients.

•                  The Company increased its sales force through the addition of 10 new account executives during the quarter, increasing the total to 178 as of September 30, 2007.

•                  Diluted earnings per share were $0.08, up from $0.05 in the third quarter of 2006.

Revenue for the Company’s third quarter was $72.1 million, an increase of 73 percent compared to revenue of $41.8 million in the third quarter of 2006. Operating income was $5.8 million, an increase of 60 percent from $3.6 million during the same quarter of 2006.

For the three months ended September 30, 2007, net income was $4.0 million, an increase of 70 percent from $2.4 million during the third quarter of 2006. For the quarter, diluted earnings per share were $0.08.

“Our focus on our sales efforts and overall business fundamentals continues to be rewarded with excellent top-line and bottom-line growth,” stated Steve

Zuccarini, Chief Executive Officer of InnerWorkings. “We are very pleased with the track record of consistent results that we are building, as it is a continued demonstration of the substantial value that our model delivers to our customers.”

Additional third quarter 2007 financial and operational highlights include the following:

•                  For the third quarter of 2007, 65 percent of the Company’s revenue was generated from sales to enterprise clients, with the remaining 35 percent coming from transactional clients.

•                  During the quarter the Company generated cash flow from operations of $2.5 million.

•                  The Company had a cash and marketable securities balance of $70.3 million as of September 30, 2007. This cash balance increased over $1.6 million sequentially from the second quarter of 2007.

                        The Company’s balance sheet contained no debt as of September 30, 2007.

•                  As previously announced, the Company acquired Brown+Partners, Inc. in July of 2007.

“The investments in personnel and processes during the quarter are a reflection of our desire to continue to build out the organization in order to capture the significant potential that exists in the marketplace,” stated Nick Galassi, Chief Financial Officer of InnerWorkings. “From an operational perspective we are very pleased to see steadily increasing cash flow, which reflects the financial strength of the business.”

Outlook

“We continue to be impressed with the exceptional commitment of the InnerWorkings team, which has allowed the Company to establish a strong track record of growth,” Zuccarini concluded. “As the year comes to a close, we are confident in our ability to achieve revenue for fiscal year 2007 at the high end or slightly above our forecasted range of $260 million to $280 million. Based upon our continued investment in the business, we are reiterating guidance related to net income and diluted earnings per share in the ranges of $16 million to $17 million and $0.30 to $0.33, respectively.”

Conference Call

A conference call will be broadcast live on Wednesday, November 7, 2007, at 4:30 p.m. Central Time (5:30 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Steven E. Zuccarini, Chief Executive Officer; Nicholas J. Galassi, Chief Financial Officer; and Eric D. Belcher, Chief Operating Officer. Interested parties are invited to listen to the live webcast by visiting the Investor “Events & Presentations” section of

InnerWorkings’ website at www.iwprint.com. A replay of the webcast will be available later that day in the same section of the website.

About InnerWorkings, Inc.

Chicago-based InnerWorkings, Inc. (NASDAQ: INWK) is a leading provider of managed print solutions to corporate clients in the United States. With proprietary technology, an extensive supplier network and domain expertise, the Company procures, manages and delivers printed products as part of a comprehensive outsourced enterprise solution. Based in Chicago with numerous other offices in the United States, InnerWorkings procures printed products for clients across a wide range of industries, such as advertising, consumer products, publishing and retail. For more information on InnerWorkings, visit: www.iwprint.com.

Forward-Looking Statements

This release contains statements relating to future results.  These statements are forward-looking statements under the federal securities laws.  We can give no assurance that any future results discussed in these statements will be achieved.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release.  For a discussion of important factors that could affect our actual results, please refer to the Form 10-K, including the “Risk Factors” section, we filed with the SEC.

(inwk-e)

FOR FURTHER INFORMATION:

InnerWorkings, Inc.

Mark Desky, 312-604-5470

mdesky@iwprint.com

Consolidated Statements of Income (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2007	2006	2007
Revenue	$41,784,814	$72,149,970	$99,361,724	$198,392,945
Cost of goods sold	32,239,588	53,806,336	78,227,822	148,417,678
Gross profit	9,545,226	18,343,634	21,133,902	49,975,267
Operating expenses:
Selling, general, and administrative expenses	5,665,111	11,877,927	12,770,496	33,202,122
Depreciation and amortization	240,123	640,697	574,016	1,579,815
Income from operations	3,639,992	5,825,010	7,789,390	15,193,330
Total other income	248,453	779,448	338,908	2,022,304
Income before taxes	3,888,445	6,604,458	8,128,298	17,215,634
Income tax expense	1,521,225	2,577,243	3,215,327	6,705,397
Net income	2,367,220	4,027,215	4,912,971	10,510,237
Dividends on preferred shares	(293,740)	—	(1,408,740)	—
Net income applicable to common shareholders	$2,073,480	$4,027,215	$3,504,231	$10,510,237

Basic earnings per share	$0.06	$0.08	$0.13	$0.22
Diluted earnings per share	$0.05	$0.08	$0.13	$0.21

Weighted average shares outstanding, basic	34,222,084	47,768,666	27,517,682	47,340,337
Weighted average shares outstanding, diluted	43,552,432	50,192,014	36,803,747	49,885,117

Consolidated Balance Sheet

	December 31,	September 30,
	2006	2007
		(Unaudited)
Assets

Cash and cash equivalents	$20,612,944	$54,317,892
Marketable securities	9,979,755	15,950,000
Accounts receivable, net of allowance for doubtful accounts	44,990,964	57,453,661
Unbilled revenue	4,691,546	8,816,169
Inventories	2,080,257	3,786,805
Prepaid expenses	5,538,998	4,297,425
Other current assets	1,644,323	2,853,030
Total long-term assets	23,971,117	31,716,424
Total assets	$113,509,904	$179,191,406
Accounts payable-trade	$24,016,249	$36,509,839
Other current liabilities	7,817,456	7,817,552
Total long-term liabilities	221,685	165,117
Total stockholders’ equity	81,454,514	134,698,898
Total liabilities and stockholders’ equity	$113,509,904	$179,191,406

	Nine Months Ended
	September 30,
	2006	2007
Cash Flow Data (Unaudited)
Net cash provided by (used in) operating activities	(7,793,701)	6,874,276

Net cash used in investing activities	(13,966,229)	(14,977,702)

Net cash provided by financing activities	53,080,726	41,808,374

Increase in cash and cash equivalents	31,320,796	33,704,948

Cash and cash equivalents, beginning of period	2,962,740	20,612,944

Cash and cash equivalents, end of period	$34,283,536	$54,317,892